EMPLOYMENT AGREEMENT

Peerless Systems Corporation, a Delaware Corporation, (the “Company”) and its successors and assigns, and Edward M. Gaughan, a natural person (“Executive”) (collectively, the “Parties”), make this EMPLOYMENT AGREEMENT (“Agreement”) as of December 3, 2008 (“Commencement Date”).

RECITALS

1. WHEREAS, Executive is currently employed by the Company as the Acting President.

2. WHEREAS, the Company wishes to employ Executive and Executive wishes to be employed by Company in said position.

3. WHEREAS, the Company and Executive thus enter into this Employment Agreement to outline the terms and conditions of Executive’s new position with Company and except as set forth herein, simultaneously wish to extinguish any and all obligations owed by each Party to the other arising out of their prior employment relationship.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

AGREEMENT

1. Employment.

(a) At-Will.  The Term of this Agreement shall begin on the Commencement Date and shall continue “at-will” until either party elects to terminate this Agreement pursuant to Paragraph 5 (the “Term”).

(b) Duties and Responsibilities.  The Executive will report to William Neil  (“Neil”), the Board of Directors (the “Board”), or another appointee of the Board.  Executive shall be employed as Acting President and Vice President/Head of Sales and shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Board and/or Neil in connection with the conduct of the Company’s business as well as those duties which are normally and customarily vested in an Acting President and Vice President/Head of Sales of a corporation.

Executive’s job responsibilities shall include, but not be limited to, anything reasonably requested or required of Executive on behalf of the Company.

(c) Extent of Services and Business Activities.  Executive shall devote his full-time efforts to the business of the Company and shall not devote time to other activities except with the prior consent of the Board of the Company.  Executive covenants and agrees that for so long as he is employed by the Company, Executive shall not, whether as an executive, employee, employer, consultant, agent, principal, partner, member, stockholder, corporate officer or director, or in any other individual or representative capacity, whether or not for compensation, engage in or participate in or render services to any other, provided, however, that, notwithstanding the foregoing, Executive (a) may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (x) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, and (y) Executive does not, directly or indirectly, own two percent (2%) or more of any class of securities of such entity.

(d) Location.  During the Term, Executive shall regularly perform his duties from his home office located in the state of Kentucky or at the request of the Board, at the Company’s principal location (the “Headquarters”).  In addition to spending time at the Headquarters, Executive may be required to travel from time to time in order to perform his duties hereunder.

2. Compensation.

(a) Base Salary.  Executive shall be paid an annual base salary (“Base Salary”) during the Term of two hundred thousand dollars ($200,000.00).  Executive’s Base Salary shall be payable in installments consistent with the payroll practices established by the Company with respect to its senior executive employees.

(b) [*************]1

(c) [*************]2

(d) [*************]3

(e) Payment.  Payment of all compensation to Executive hereunder shall be made in accordance with the relevant written Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.  This provision shall survive the termination of Executive’s employment with the Company, for any reason.

3. Other Employment Benefits.

(a) Business Expenses.  Upon submission of itemized expense statements, in the manner as shall be specified by the Company, Executive shall be entitled to reimbursement for reasonable business and travel expenses duly incurred by Executive in the performance of his duties under this Agreement, pursuant to written Company policy and any relevant written policies established by the Board and provided to Executive.

1 Material omitted pursuant to Confidentiality Treatment Request with the Securities and Exchange Commission
2 Material omitted pursuant to Confidentiality Treatment Request with the Securities and Exchange Commission
3 Material omitted pursuant to Confidentiality Treatment Request with the Securities and Exchange Commission

(b) Benefit Plans.  To the extent offered by the Company, Executive shall be entitled to participate, on a basis commensurate with his position, in the Company’s medical insurance, retirement (e.g., non-matching 401(k) plan) and other benefit plans pursuant to their terms and conditions during the Term of this Agreement. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time.

(c) Vacation.  Executive shall be credited with Six Hundred and Sixty-One (661) vacation hours as of the execution of this Agreement.  Executive agrees to use a minimum of Eighty (80) of those hours during the 2008 calendar year and another One Hundred Sixty (160) hours ending the calendar year 2010.  Executive must exhaust the remaining balance of his vacation bank during the 2011 calendar year.  Executive acknowledges that he is not entitled to accrue any further vacation until all vacation balances are exhausted.  However, once exhausted Executive will again begin to accrue vacation at the rate applicable to other senior executives of the Company.

(d) No Other Benefits.  Executive understands and acknowledges that the compensation and benefits specified in Paragraphs 2 and 3 of this Agreement are the only compensation and benefits he is entitled to receive under this Agreement.

4. Confidentiality; Unfair Competition; Non-Solicitation Agreement.  Concurrent with Executive’s execution of this Agreement, Executive shall execute and deliver to the Company a non-disclosure and confidentiality agreement in the form attached hereto as Exhibit A (the “Non-Disclosure Agreement”).  The terms of the Non-Disclosure Agreement are incorporated by this reference as if set forth in full.

5. Termination of Employment.

(a) Termination of At-Will Employment.  Either the Company or Executive may terminate Executive’s employment at any time with or without advance notice or cause.  In such an event, Executive will only be entitled to the Accrued Obligations as set forth below.

(b) Payments Upon Termination.  If Executive’s employment is terminated for any reason by either party, the Company shall promptly pay or provide to the Executive, or his estate, (i) the Executive’s earned but unpaid Base Salary accrued through the date of termination, (ii) accrued, but unpaid, vacation time through such date of termination, (iii) any Bonus or Incentive Compensation required to be paid to the Executive pursuant to this Agreement, to the extent earned prior to the date of termination and payable, but not previously paid, (iv) reimbursement of any business expenses incurred by the Executive prior to the Date of Termination that are reimbursable under Paragraph 3(a) above, and (v) any vested benefits and other amounts due to Executive under any plan, program, policy of, or other agreement with, the Company(subsections (i) to (v), above, are referred to together as the “Accrued Obligations”).

(c) Severance Payments.  In addition, in the event Executive’s employment is terminated by the Company without Cause (as Cause is defined below) and Executive executes a general release in favor of the Company in the form attached hereto as Exhibit “B” no later than thirty (30) days following Executive’s last day of employment with the Company (but not before Executive’s last day of employment) Executive shall receive the equivalent of nine (9) months Base Salary payable in one lump sum within ten (10) business days from Executive’s full execution of such release agreement less deductions required by law.  Executive shall also receive reimbursement for nine (9) months of COBRA premiums for Executive’s existing healthcare coverage and shall have ninety (90) days from his last day of employment to exercise any vested but unexercised stock options.

For purposes of Section 5(c) only, Cause shall be defined as (i) Executive’s conviction, pleading guilty or no contest with respect to a felony involving dishonesty or moral turpitude, (ii) Executive’s commission of any act of theft, fraud, dishonesty, or falsification of any employment or Company records, (iii) Executive’s engagement in misconduct that is detrimental to the Company’s reputation or business, (iv) Executive’s refusal without proper legal reason to substantially perform the duties and responsibilities required of Executive, or (v) any breach by Executive of any material term of this Agreement (including without limitation the Non-Disclosure Agreement) and/or of Executive’s fiduciary duties to the Company.

6. Executive’s Duties Upon Termination.

(a) Cooperation.  After notice of termination, Executive shall, at the Company’s expense and subject to Executive’s professional availability, cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

(b) Return of Company Property.  Within seven days of the termination of Executive’s employment under this Agreement for any reason, Executive will return all Company property in Executive’s possession to the Company.

(c) Resignation of Office.  On the termination of Executive’s employment for whatever reason, Executive agrees that Executive shall resign any directorship or any other offices held by Executive in the Company or any subsidiary of the Company.

7. Assignment and Transfer.  Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.  This Agreement shall be assignable by the Company and inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of Company’s assets, any corporate successor to Company or any assignee thereof; provided however that such assignee assumes in writing the Company’s obligations thereunder.

8. No Inconsistent Obligations.  This Agreement and the Accompanying Non-Disclosure Agreement shall represent the sole agreement with Company as to the subject matter herein, and Executive has no other employment relationship and is not subject to any other employment agreement with the Company or any other affiliate of the Company and Executive has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Executive undertaking employment with the Company.  Executive represents and warrants that Executive has the right and power to enter into this Agreement, to perform Executive’s obligations hereunder and by entering into this Agreement and performing Executive’s obligations hereunder Executive is not in conflict with any agreement with any third party.  The Company represents and warrants that the Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

9. Mutual Release of Claims Under Prior Employment Arrangement.  In exchange and as consideration for each Party entering into this Agreement, each Party agrees to release the other from any claims they may have against the other, as stated below:

(a) Each Party hereby voluntarily, knowingly and willingly releases, acquits and forever discharges the other Party including, without limitation, each of their former, current and future parents, subsidiaries, divisions, affiliates, predecessors, successors and assigns and all of their current, former and future agents, employees, officers, directors, shareholders, members, joint ventures, attorneys, representatives, predecessors, successors, assigns, owners and servants) from any and all claims, costs or expenses of any kind or nature whatsoever, whether known or unknown, foreseen or unforeseen, which against any or all of them any Party ever had, now has or hereinafter may have, against the other Party, up to and including the date of the Parties’ execution of this Agreement.

(b) It is a condition hereof, and it is the Parties intention in the execution of the General Release in subparagraph 9(a), above, that the same shall be effective as a bar to each and every claim hereinabove specified, and in furtherance of this intention, the Parties hereby expressly waive any and all rights and benefits conferred upon them by Section 1542 of the California Civil Code (or its Kentucky equivalent), which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(c) Executive further acknowledges and agrees that he is not owed any wages, commissions, bonuses, MBO’s, accrued but unused vacation pay or unreimbursed business expenses except as set forth herein arising out of or relating to Executive’s prior employment with the Company.

10. Miscellaneous.

(a) Survival.  The provisions of this Agreement, including, without limitation Paragraphs 10(c) (Arbitration), contained herein shall survive the termination of employment.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kentucky without regard to conflict of law principles.

(c) Arbitration .  With the exception of any claims for workers compensation, unemployment insurance, claims before any governmental administrative agencies or claims related to the National Labor Relations Act, any controversy relating to this Agreement or Employee’s employment shall be settled by binding arbitration according to the American Arbitration Association’s Employment Arbitration Rules and Mediation Procedures (available at http://www.adr.org) and subject to the Federal Arbitration Act and the Federal Rules of Civil Procedure (including their mandatory and permission rights to discovery.)  This provision to arbitrate applies to both Company and Executive.  Such arbitration shall be presided over by a single arbitrator in Delaware.  Such binding arbitration is applicable to any and all claims under state and federal employment related statutes including, without limitation, the Fair Employment and Housing Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Title VII of the Civil Rights Act and any similar statute law or regulation of the state of Kentucky, as well as any claims related to a claimed breach of this Agreement.  The Company shall bear all costs uniquely associated with the arbitration process, including the arbitrator’s fees where required by law.  The arbitrator shall have the authority to award any damages authorized by law, including, without limitation, costs and attorneys’ fees.  The Parties agree to execute all documents necessary to keep the documents, findings, and award, if any, of the arbitration confidential, including, without limitation, execution of a protective order.

(d) Amendment. This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company (other than Executive) as approved by the Board.

(e) Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect, provided however, that any such provision found invalid, unenforceable or void shall be deemed amended only to the extent necessary and shall preserve the intent of the parties hereto.

(f) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

(g) Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

(h) I.R.C. 409A.  Unless otherwise expressly provided, any payment of compensation by Company to Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2½ months) after the later of the end of the calendar year of the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Code Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)).  To the extent that any severance payments come within the definition of “involuntary severance” under Code Section 409A, such amounts up to the lesser of two times the Executive’s annual compensation for the year preceding the year of termination or two times the 401(a)(17) limit for the year of termination, shall be excluded from “deferred compensation” as allowed under Code Section 409A, and shall not be subject to the following Code Section 409A compliance requirements.  All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A.  In the event that Executive is determined to be a “key employee” (as defined in Code Section 416(i) (without regard to paragraph (5) thereof)) of Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be made no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) Executive’s death, consistent with the provisions of Code Section 409A.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.   Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

(i) Notices. All notices, requests, demands, claims and other communications hereunder will be in writing.  Any notice, request, demand, claim or other communication hereunder will be deemed duly given as of the day such information is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Executive:

Mr. Edward M. Gaughan
14605 Woodlake Trace
Louisville, Kentucky  40245
Tel:	502-245-3090
Fax:	502-245-0896

If to Company:

Peerless Systems Corporation,
a Delaware corporation
Attn:  Mr. William Neil
2381 Rosecrans Avenue, Suite 400
El Segundo, CA 90245
Tel: (310) 297-3146

with an additional copy to (which copy will not constitute notice):

Chairman of Board
2381 Rosecrans Avenue, Suite 400
El Segundo, CA 90245

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it is received by the intended recipient (which shall be evidenced by fax or e-mail confirmation, or registered receipt, or declaration via a messenger).  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Assistance in Litigation. Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

(j) Employee Acknowledgment. The undersigned Executive hereby acknowledges that he has had the option to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.  Further, Executive hereby agrees to abide by all federal, state, and local laws, ordinances and regulations.

(k) Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

(l) Entire Agreement. This Agreement, previously executed Change of Control Severance Agreement and the documents referenced herein and executed herewith contain the entire agreement and understanding between the Parties hereto and supersede any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth above.

Peerless Systems Corporation, Inc. (“Company”)

By: /s/ William R. Neil Name: William R. Neil Title: Acting Chief Executive Officer and Chief Financial Officer

Dated: December 10, 2008

/s/ Edward M. Gaughan Mr. Edward M. Gaughan (“Executive”)

Dated: December 10, 3008